As filed with the Securities and Exchange Commission on May 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Crossing Airlines Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1350261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4200 NW 36th Street Building 5A Miami International Airport Miami, Florida	33166
(Address of Principal Executive Offices)	(Zip Code)

2022 Incentive Stock Option Plan (“Incentive Plan”)

Amended Restricted Share Unit Plan (“Restricted Unit Plan”)

Amended Performance Share Unit Plan (“Performance Unit Plan”)

Employee Stock Purchase Plan (“Purchase Plan”)

(Full title of the plan)

Ryan Goepel

Chief Financial Officer

4200 NW 36th Street

Building 5A

Miami International Airport

Miami, Florida

(786) 751-8503

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Daniel M. Miller

Dorsey & Whitney LLP

Suite 1070, 1095 West Pender Street

Vancouver, British Columbia V6E 2M6

Canada

(604) 630-5199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the United States Securities and Exchange Commission, or the Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Global Crossing Airlines Group Inc., or “we”, “our company” or the “Registrant”, will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, or the Exchange Act, are incorporated into this registration statement by reference:

•	The Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2022, containing audited financial statements for the fiscal year ended December 31, 2021;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 23, 2022 and April 6, 2022 (except for items that are deemed “furnished” for the purposes of the Exchange Act);

•

The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on March 30, 2022 under Section 12 of the Exchange Act, and all amendments and reports filed for the purpose of updating such description; and

•	All other reports filed by the Registrant pursuant to Section 13(a) and 15(d) of the Exchange Act since December 31, 2021.

Each document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of any post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently-filed amendment to this registration statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL.

We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Global Crossing Airlines Group Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended, initially filed with the SEC on November 23, 2021 (File No. 333-361285))

3.2	Second Amended and Restated Bylaws of Global Crossing Airlines Group Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended, initially filed with the SEC on November 23, 2021 (File No. 333-361285))

4.1*	2022 Incentive Stock Option Plan

4.2*	Amended Restricted Share Unit Plan

4.3*	Amended Performance Share Unit Plan

4.4*	Employee Stock Purchase Plan

5.1*	Opinion of Dorsey & Whitney LLP

23.1*	Consent of Rosenberg Rich Baker Berman P.A

23.2*	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included on the signature pages to this registration statement).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Global Crossing Airlines Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Miami, Florida, on May 6, 2022.

GLOBAL CROSSING AIRLINES GROUP INC.

By:	/s/ Edward J. Wegel
Name: Edward J. Wegel
Title: Chairman & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Edward Wegel and Ryan Goepel, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on May 6, 2022:

Signature	Title

/s/ Edward J. Wegel
Edward J. Wegel	Chairman & Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ryan Goepel
Ryan Goepel	Executive Vice President, Chief Financial Officer, and Director (Principal Financial Officer and Principal Accounting Officer)

Signature	Title

/s/ Alan Bird
Alan Bird	Director

/s/ Cordia Harrington
Cordia Harrington	Director

/s/ Deborah Robinson
Deborah Robinson	Director

/s/ Zygimantas Surintas
Zygimantas Surintas	Director

/s/ T. Allan McArtor
T. Allan McArtor	Vice Chair, Director

/s/ John Quelch
John Quelch	Director

/s/ David Ross
David Ross	Director

/s/ William Shuster
William Shuster	Director